AMENDED AND RESTATED AGREEMENT REGARDING
DISPOSITION OF ASSETS AND LEASE AMENDMENTS

THIS AMENDED AND RESTATED AGREEMENT REGARDING DISPOSITION OF ASSETS AND LEASE AMENDMENTS (this “Agreement”) is entered into as of February 22, 2017, by and between SABRA HEALTH CARE REIT, INC., a Maryland corporation (“Sabra”), and GENESIS HEALTHCARE INC., a Delaware corporation (“Genesis”), with reference to the following Recitals:
RECITALS
A.Subsidiaries of Sabra, as landlord (collectively, “Landlord”) and subsidiaries of Genesis, as tenant, (collectively, “Tenant”) are parties to certain Leases and Master Leases (as amended from time to time, collectively, the “Leases”) with respect to inter alia, those certain healthcare facilities identified on Schedule 1 attached hereto (each a “Subject Facility” and, collectively, the “Subject Facilities”).
B.Subject to the terms and conditions set forth herein, the parties mutually desire to cause the Subject Facilities to be sold to unaffiliated third parties and to provide for the early termination of the applicable Lease with respect to each Subject Facility concurrently with the consummation of each such sale. In addition, with respect to the Subject Facilities located in Indiana, Ohio and Kentucky (other than Barkley Center and Countryside) (collectively, the “Replacement Lease Facilities”) and as provided herein, Genesis agrees to, subject to the terms and conditions set forth herein, cause the applicable Tenant entities to enter into substitute leases and/or master leases with third party purchasers concurrently with the consummation of the sale of such facilities.
C.As a condition to Sabra’s willingness to execute and deliver this Agreement, the parties have also included the provisions of Sections 4 and 6 below with respect to the Replacement Lease Facilities, Replacement Leases, Leases, Transferred Facilities and guaranties of leases relating thereto.
NOW, THEREFORE, in consideration of the recitals set forth above (which by this reference are incorporated herein) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Agreement to Market for Sale. Sabra or its affiliates have entered into brokerage agreements with Blueprint Healthcare Real Estate Advisors (“Blueprint”) for the sale of the Subject Facilities. Landlord hereby agrees to use commercially reasonable efforts to cooperate with the sale of the Subject Facilities; provided, however, that Tenant hereby acknowledges and agrees that Landlord shall have no obligation to sell any Subject Facility unless the net sales proceeds to be delivered to Landlord upon the closing of such sale are acceptable to Landlord in its reasonable discretion and, with respect to the Subject Facilities other than the Replacement Lease Facilities, Tenant in its reasonable discretion. The parties acknowledge that each sale of a Subject Facility or group of Subject Facilities under a PSA (as defined below) is intended to be an independent transaction and not contingent upon the closing of the sale of another Subject Facility outside of the subject PSA.

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2.Tenant’s and Landlord’s Agreement to Cooperate in Sale. Tenant hereby agrees to use its commercially reasonable efforts to facilitate the sale of the Subject Facilities, including, without limitation and to the extent applicable, by (a) entering into, and faithfully complying with, commercially reasonable purchase and sale agreements (each a “PSA”) and operations transfer agreements (each an “OTA”) with any proposed purchaser thereof (or its designee, and in such capacity, the “New Operator”), which are reasonably acceptable to Tenant and shall, inter alia, (i) provide for the proration of operational revenues and expenses, (ii) include commercially reasonable and customary representations and warranties from Tenant as to physical plant and operational matters and reasonable and customary post-closing indemnities for operational liabilities, including improper billings, from a net-worth entity reasonably acceptable to the New Operator (iii) provide for the conveyance to the New Operator of Tenant’s interest in the personal property at the Subject Facilities as of the closing thereunder (but specifically excluding any IT equipment and any personal property owned by third parties or affiliates of Genesis other than Tenant) for value agreed by Tenant; and (iv) grant the New Operator reasonable access to the Premises and Tenant’s books and records relating to the operations thereof (but specifically excluding the policies and procedure manuals and other proprietary information of Tenant); (b) reasonably cooperating (at New Operator’s sole cost and expense) with the New Operator in connection with its efforts to obtain the licenses, permits and other authorizations needed to operate the applicable Subject Facilities for their current use from and after the sale thereof, including, without limitation, by filing, submitting or otherwise distributing such applications and notices as the New Operator may reasonably request; (c) in Tenant’s capacity as the party in possession of the Subject Facilities, delivering such customary affidavits as the title company handling the sale of the Subject Facilities may reasonably require in order to issue the title policy required under the applicable PSA; and (d) continuing to operate the Subject Facilities in material compliance with all legal and licensing requirements as set forth in the Leases. Tenant also agrees to promptly reimburse Landlord for its reasonable out of pocket legal fees and costs incurred in connection the execution and delivery of this Agreement and the sale of the Subject Facilities. Subject to the provisions of Section 1 above, Landlord hereby agrees to use its commercially reasonable efforts to cooperate with, and assist where necessary, Tenant with its facilitation of the sale of the Subject Facilities, including, without limitation, by (a) joining in the execution and delivery of each PSA for purposes of agreeing to convey title to the Subject Facilities and related landlord personal property to the prospective purchasers of the Subject Facilities (“Purchasers”) at closing, (b) cooperating with the due diligence investigations of any such Purchasers, and (c) providing Purchasers and their representatives, subject to the terms of commercially reasonable confidentiality agreements, access to all books, records, files, reports, and information that are (I) in Landlord’s control or possession, (II) relate to the applicable Subject Facilities, and (III) would typically be disclosed in connection with the sale of a commercial healthcare facility as contemplated hereunder.
3.Agreement to Amend the Leases; Base Rent Reduction. Landlord and Tenant hereby agree that on and subject to the terms and conditions set forth herein, the applicable Lease shall be amended to release therefrom any and all rights, duties and obligations, including, without limitation, rights of occupancy and use and duties and obligations for certain rent and other payment obligations, solely with respect to the applicable Subject Facility on and as of 11:59 p.m. on the date immediately prior to the date on which the closing of the sale of such Subject Facility occurs (as applicable to each Subject Facility, the “Termination Date”). Effective as of the applicable

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Termination Date with respect to each Subject Facility (other than the Replacement Lease Facilities), the annual Base Rent payable under the Lease shall be reduced by the product of (a) the net sales proceeds payable to Landlord in connection with the sale of such Subject Facility (after deducting closing and transaction costs incurred, but without regard to operating prorations (which shall be to the benefit or cost of Tenant)), and (b) Seven and one-half percent (7.5%) (the “Rent Credit Amount”). Rent Credit Amounts attributable to the sale of the Deer Lodge facility shall be allocated as follows: the first $400,379 shall be applied to reduce the annual base rent payable under the HUD 6 Lease and any Rent Credit Amount exceeding such amount shall be applied on a 20/80 basis to reduce the annual base rent payable under the Connecticut Master Lease and Other Centers Master Lease. Rent Credit Amounts attributable to the sale of the Missouri River facility shall be allocated as follows: the first $1,271,244 shall be applied to reduce the annual base rent payable under the HUD 6 Lease and any Rent Credit Amount exceeding such amount shall be applied on a 20/80 basis to reduce the annual base rent payable under the Connecticut Master Lease and Other Centers Master Lease. Rent Credit Amounts attributable to the sales of (i) Eagle Crest (Carmichael), Barkley Center (Kentucky) and Countryside shall be applied in their entirety to the existing Leases applicable to such facilities, and (ii) any other Subject Facilities (excluding the Replacement Lease Facilities) shall be applied in their entirety on a 20/80 basis to reduce the annual base rent payable under the Connecticut Master Lease and Other Centers Master Lease. Within fifteen (15) days following the execution and delivery of this Agreement, Landlord and Tenant shall enter into amendments to each of the applicable Leases (the “Lease Amendments”) as are necessary to effectuate the changes to the expiration dates of the Initial Terms and Base Rent amounts set forth in the first five (5) columns of the lease amendment summary attached hereto as Schedule 2 (“Lease Amendment Summary”). Schedule 3 attached hereto sets forth an estimated allocation of the Base Rent payable under the Leases on a per facility basis (the “Facility Base Rent”) that will be effective upon the execution and delivery of the Lease Amendments. Schedule 3 is being attached for illustrative purposes and for the specific purposes set forth herein, but is not intended by the parties to modify Tenant’s aggregate rental payment obligations as set forth in the Leases, as modified by the Lease Amendments. Tenant acknowledges that it is anticipated that the annual Base Rent payable by Tenant under the terms of the applicable Leases immediately prior to the Termination Date that is attributable to any Subject Facility (in each case, a “Subject Facility Base Rent Amount”) that is sold (other than Deer Lodge and Missouri River) will be greater than the applicable Rent Credit Amount associated with such Subject Facility (in each case, the “Subject Facility Rent Credit Amount”) and that Landlord is not willing to release Tenant from its obligation to pay the amount equal to the difference between the Subject Facility Base Rent Amount and the Subject Facility Rent Credit Amount (such difference, the “Subject Facility Excess Rent”). Accordingly, at such time as the sale of a Subject Facility occurs, all Subject Facility Excess Rent with respect thereto shall be reallocated on a 20/80 basis to increase the annual Base Rent payable under the Connecticut Master Lease and Other Centers Master Lease. The Base Rent payable under the Connecticut Master Lease and Other Centers Master Lease shall also be subject to such reductions at the time periods and in such amounts as are specified in the column entitled “Additional Provisions” set forth in the Lease Amendment Summary (the “Base Rent Reductions”). The parties agree to cooperate with one another and execute such lease amendments as are necessary from time to time to evidence the reallocation of the Subject Facility Excess Rent and Base Rent Reductions described above.

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4.Replacement Lease Facilities. Landlord intends to cause its ownership interest in each of the Replacement Lease Facilities to be sold to third parties in arms-length transactions. In connection therewith, Genesis agrees to cause the applicable Tenant entities to enter into substitute leases and/or master leases (each a “Replacement Lease”) with such third party purchasers concurrently with the consummation of the sale of such facilities, which Replacement Lease shall be substantially in the form of, and not materially less favorable to Genesis than, the existing Lease or in such other form as is mutually acceptable to Tenant and such third party purchaser. It is intended by the parties that the Base Rent payable under each Replacement Lease will be in an amount that will provide for EBITDAR to rent coverage equal to approximately 1.4 times. Effective as of the applicable Termination Date with respect to each Replacement Lease Facilities (excluding Decatur Township), the annual Base Rent payable under the Kentucky Lease or Ohio Lease, as applicable, shall be reduced by the annual amount of the Base Rent payable for the first full twelve (12) calendar months under the applicable Replacement Lease (the “Replacement Rent Credit Amount”). The Replacement Rent Credit Amount attributable to the sale of Decatur Township shall be applied on a 20/80 basis to reduce the annual base rent payable under the Connecticut Master Lease and Other Centers Master Lease. In the event that the Facility Base Rent attributable to a Replacement Lease Facility is greater than the Replacement Rent Credit Amount, at such time as the sale of a Replacement Lease Facility occurs all Subject Facility Excess Rent with respect thereto shall be reallocated on a 20/80 basis to increase the annual Base Rent payable under the Connecticut Master Lease and Other Centers Master Lease. In the event that the Replacement Rent Credit Amount is greater than the Facility Base Rent attributable to such Replacement Lease Facility, at such time as the sale of a Replacement Lease Facility occurs such excess amount shall be applied on a 20/80 basis to reduce the annual base rent payable under the Connecticut Master Lease and Other Centers Master Lease. In connection with the sale of any Replacement Lease Facility and the execution and delivery of a Replacement Lease, Genesis hereby agrees to execute and deliver a new guaranty of lease with respect to the obligations due under the Replacement Lease, which guaranty shall be substantially in the form of, and not materially less favorable to Genesis than, the existing lease guaranties or in such other form as is mutually acceptable to Genesis and such third party purchaser.
5.HUD Debt. The parties hereto acknowledge that certain of the Subject Facilities are subject to HUD debt (the “HUD Facilities”) and that the repayment or assumption of such debt will be necessary to effectuate the sale of such HUD Facilities. Nevertheless, the parties desire to market such HUD Facilities for sale under mutually acceptable terms with the understanding that (a) such HUD Facilities are pledged under a Lease that includes properties other than the HUD Facilities and it will be necessary to amend the HUD loan documents and such Lease in order to consummate a sale, and (b) the additional costs and expenses incurred in connection with the sale of the HUD Facilities (including, without limitation, any loan assumption and/or prepayment fee) shall be borne by Genesis.
6.Remaining Leases; Cooperation regarding Transferred Facilities. The parties hereto acknowledge that, in addition to the sale of the Subject Facilities contemplated hereunder, Sabra is considering the sale or joint venture of the ownership interest in other facilities subject to the Leases, as amended in accordance with the terms hereinabove. In connection with any such sale or joint venture, it may be necessary to (a) create a separate lease or master lease governing Tenant’s lease obligations with respect to such sold or joint ventured property, and/or (b) reallocate

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the Base Rent payable under the Leases and/or the Facility Base Rent to more appropriately reflect the economic performance of the assets thereunder. Accordingly, Landlord shall have the right from time to time during the applicable lease term, by notice to Tenant, to require that Tenant execute an amendment to the applicable Lease pursuant to which one or more facilities (individually, a “Transferred Facility” or collectively, “Transferred Facilities”) are separated and removed from the applicable Lease, and, in such event, simultaneously with the execution of such amendment, Landlord (or the subsequent owner) and Tenant (or its affiliate) shall execute a substitute lease with respect to such Transferred Facilities substantially in the form of, and not materially less favorable to Genesis than, the existing Lease (each a “Substitute Lease”). The economic terms of any such amendment to such Lease, the related Substitute Lease and any other Lease impacted thereby shall be subject to good faith negotiations and mutually acceptable to Landlord and Tenant; provided, however, in no event shall such economic terms increase Tenant’s overall payment obligations from the obligations due under the applicable Leases prior to such transaction. In connection with any such transaction, Genesis hereby agrees to execute and deliver (i) a new guaranty of lease with respect to the obligations due under the Substitute Lease, and (ii) an amended and restated guaranty of lease with respect to the obligations due under any Leases amended in connection therewith, which new and/or amended and restated guaranty (each a “Substitute Guaranty”), as applicable, shall be substantially in the form of, and not materially less favorable to Genesis than, the existing lease guaranties. Any Substitute Lease and Substitute Guaranty relating thereto shall be freely transferable by Landlord to any successor to Landlord’s ownership interest in the real and personal property subject thereto.
7.Term of this Agreement; Default. Unless extended in writing by the parties hereto, this Agreement, and all rights and obligations hereunder, shall automatically terminate with respect to any remaining Subject Facilities (other than the Replacement Lease Facilities) if a contract for the sale of such Subject Facilities has not been executed and consummated on or before March 31, 2018. Notwithstanding the foregoing, the termination of this Agreement with respect to such Subject Facilities shall not be deemed or construed to release Tenant and Genesis from their respective obligations (a) under Sections 4 and 6 hereof, or (b) under Section 2 hereof in connection with the sale or transfer by Landlord of its ownership interest in the Replacement Lease Facilities or in any Transferred Facilities. For the avoidance of doubt, if a material default occurs hereunder and such default is not cured within sixty (60) days following written notice thereof, the same shall constitute an Event of Default under the subject Leases and the non-defaulting party’s rights and remedies under such Leases in connection with such default shall survive the expiration of this Agreement.
8.Sale of Additional Facilities. Landlord acknowledges that Tenant may elect to market, or cause Blueprint to market, the Subject Facilities for sale along with certain other healthcare facilities which Genesis and/or its direct or indirect affiliates currently lease from third party landlords (such landlords the “Third Party Landlords” and each such sale, a “Combined Sale”). Landlord acknowledges that any consummation of a Combined Sale shall be subject in all respects to the mutual consent of Landlord and the applicable Third Party Landlords.

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9.Miscellaneous.
(a)    This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof and amends and restates, supersedes and revokes all prior agreements and understandings, oral and written, between the parties hereto or otherwise with respect to the subject matter hereof, including, without limitation, that certain Agreement Regarding Disposition of Assets and Lease Amendments dated as of July 29, 2016. No variation or modification of this Agreement shall be valid and enforceable, except by an agreement in writing, executed and approved in the same manner as this Agreement.
(b)    If any party commences an action against another other to interpret or enforce any of the terms of this Agreement or because of the breach by another party of any of the terms hereof, the losing party shall pay to the prevailing party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action, whether or not the action is prosecuted to a final judgment.
(c)    This Agreement shall inure solely to the benefit of the parties hereto and their respective successors and assigns. No third party shall have the right to derive or claim any benefit hereunder and shall have no right to enforce or rely upon any provision of this Agreement.
(d)    This Agreement shall be governed by and construed and enforced in accordance with the applicable laws of the state of California, without regard to the conflict of laws rules thereof; provided that that the law of the applicable state or commonwealth shall govern procedures for enforcing, in the respective state or commonwealth, provisional and other remedies directly related to each Subject Facility.
(e)    Each party will, whenever and as often as it shall be reasonably requested so to do by another party, cause to be executed, acknowledged or delivered, any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement.
(f)    This Agreement may be executed and delivered (including by facsimile or Portable Document Format (pdf) transmission) in counterparts, all of which executed counterparts shall together constitute a single document. Signature pages may be detached from the counterparts and attached to a single copy of this document to physically form one document. Any such facsimile documents and signatures shall have the same force and effect as manually-signed originals and shall be binding on the parties hereto.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first set forth above.
GENESIS:
GENESIS HEALTHCARE, INC.,
a Delaware corporation

By:    /S/ MICHAEL BERG
Name:    Michael Berg
Title:    Assistant Secretary

[SIGNATURES CONTINUE ON NEXT PAGE]

72456.SIG    S-1

SABRA:
SABRA HEALTH CARE REIT, INC.,
a Maryland corporation

By:    /S/    HAROLD W. ANDREWS, JR.
Name:    Harold W Andrews, Jr.
Title:    Chief Financial Officer

72456.SIG    S-2

SCHEDULE 1

SCHEDULE OF SUBJECT FACILITIES

Facility Name	Facility Address	Type of Facility	Licensed Beds
Bradford Square Care and Rehabilitation Center	1040 U.S. 127 South Frankfort, KY 40601	SNF	100
Klondike Care and Rehabilitation Center	3802 Klondike Lane Louisville, KY 40218	SNF	62
Regency Care and Rehabilitation Center	1550 Raydale Drive Louisville, KY 40219	SNF	110
Kensington Manor Care and Rehabilitation Center	225 St. John Road Elizabethtown, KY 42701	SNF	82
Countryside Care and Rehabilitation Center	47 Margo Avenue Bardwell, KY 42023	SNF	61
Hopkins Care and Rehabilitation Center	460 South College Street Woodburn, KY 42170	SNF	50
Heartland Villa Care and Rehabilitation Center	8005 U.S. Highway 60 West Lewisport, KY 42351	SNF	69
Edmonson Care and Rehabilitation Center	813 South Main Street Brownsville, KY 42104	SNF	94
Colonial Manor Care and Rehabilitation Center	2365 Nashville Road Bowling Green, KY 42101	SNF	48
Barkley Center	4747 Alben Barkley Drive Paducah, KY 42001	SNF	86
Magnolia Village Care and Rehabilitation Center	1381 Campbell Lane Bowling Green, KY 42101	SNF	60
Hillside Villa Care and Rehabilitation Center	1500 Pride Avenue Madisonville, KY 42341	SNF	71
Heritage Place Assisted Living Center	3362 Buckland Square Owensboro, KY 42301	SNF	68
Bridge Point Care and Rehabilitation Center	7300 Woodspoint Drive Florence, KY 41045	SNF	151

72456.5    Schedule 1-1

Facility Name	Facility Address	Type of Facility	Licensed Beds
Sylvania Care and Rehabilitation Center	5757 Whiteford Road Sylvania, OH 43560	SNF	150
New Lexington Care and Rehabilitation Center	920 South Main Street New Lexington, OH 43764	SNF	100
Point Place Care and Rehabilitation Center	6101 North Summit Toledo, OH 43611	SNF	98
Perrysburg Care and Rehabilitation Center	28546 Starbright Boulevard Perrysburg, OH 43551	SNF	93
Bryan Care and Rehabilitation Center	1104 Wesley Avenue Bryan, OH 43506	SNF	159
Twin Rivers Care and Rehabilitation Center	395 Harding Avenue Defiance, OH 43512	SNF	93
New Lebanon Care and Rehabilitation Center	101 Mills Place New Lebanon, OH 45345	SNF	120
Butte Care and Rehabilitation Center	2400 Continental Drive Butte, MT 59701	SNF	100
Whitefish Care and Rehabilitation Center	1305 E. Seventh Street Whitefish, MT 59937	SNF	100
Deer Lodge Care and Rehabilitation Center	1100 Texas Avenue Deer Lodge, MT 59722	SNF (HUD Facility)	60
Missouri River Care and Rehabilitation Center	1130 Seventeenth Ave. S. Great Falls, MT 59405	SNF (HUD Facility)	278
Decatur Township Care and Rehabilitation Center	4851 Tincher Road Indianapolis, IN 46221	SNF	88
Fountain City Care and Rehabilitation Center	5131 Warm Springs Road Columbus, GA 31909	SNF	210
Etowah Landing Care and Rehabilitation Center	809 South Broad Street Rome, GA 30161	SNF	100
Eagle Crest (Carmichael Care)	8336 Fair Oaks Blvd. Carmichael, CA 95608	SNF	126

72456.5    Schedule 1-2

SCHEDULE 2

LEASE AMENDMENT SUMMARY

[ATTACHED]

72456.5    Schedule 2-1

SCHEDULE 3

ALLOCATED BASE RENT AMOUNTS

[ATTACHED]

72456.5    Schedule 3-1